Exhibit 10.1

PERFORMANCE SHARE AWARD AGREEMENT

THIS AWARD AGREEMENT is made and entered into as of                      ,          (the “Date of Grant”), by and between Pinnacle West Capital Corporation (the “Company”), and                                    (“Employee”).

BACKGROUND

A.                                    The Board of Directors of the Company (the “Board of Directors”) has adopted, and the Company’s shareholders have approved, the Pinnacle West Capital Corporation 2007 Long-Term Incentive Plan (the “2007 Plan”), pursuant to which Performance Share Awards and Dividend Equivalent Awards may be granted to employees of the Company and its Subsidiaries.

B.                                    The Board of Directors also has adopted the Pinnacle West Capital Corporation 2012 Long-Term Incentive Plan (the “2012 Plan”), which also permits the award of Performance Shares and Dividend Equivalents.  The Company intends to submit the 2012 Plan to its shareholders for their approval at the Company’s 2012 Annual Meeting.

C.                                    Subject to the approval of the Company’s shareholders, the Company hereby grants to Employee Performance Shares and Dividend Equivalents under the terms of the 2012 Plan.  If, and only if, the shareholders do not approve the 2012 Plan, the Company hereby grants to Employee Performance Shares and Dividend Equivalents under the terms of the 2007 Plan.  The plan pursuant to which this Award is made, as determined in accordance with the preceding provisions of this paragraph, will be referred to below as the “Plan.”

D.                                    Pursuant to the Plan, the Company and Employee agree as follows:

AGREEMENT

1.                                      Grant of Award.  Pursuant to action of the Committee, which was taken on the Date of Grant, the Company grants to Employee                         (        ) Performance Shares and Dividend Equivalents.  The Performance Shares granted under this Section 1 are referred to in this Award Agreement as the “Base Grant.”

2.                                      Award Subject to Plan.  This Performance Share Award and the related Dividend Equivalent Award are granted under and are expressly subject to all of the terms and provisions of the Plan, which terms are incorporated herein by reference, and this Award Agreement.  In the event of any conflict between the terms and conditions of this Award Agreement and the Plan, the provisions of the Plan shall control.  If this Award is made pursuant to the 2007 Plan, as determined in accordance with paragraph C of the Background Section, above, this Agreement shall be subject to the terms of the Master Amendment to Performance Share Agreement to be entered into between Employee and the Company.

3.                                      Performance Period.  The Performance Period for this Award begins January 1,         , and ends December 31,         .

4.                                      Payment.

(a)                                 Performance Shares Payable In Stock.  As soon as practicable in the fiscal year immediately following the end of the Performance Period, the Company will determine (i) the Company’s Total Shareholder Return (as defined herein) as compared to the Total Shareholder Return of the companies in the S&P 1500 Super Composite Electric Utility Index (the “Growth Index”) over the Performance Period and (ii) the Company’s Average Performance with respect to the Performance Metrics (as defined herein).  The Company then will deliver to Employee one (1) share of the Company’s Stock for each then-outstanding Performance Share under this Award Agreement, subject to adjustment pursuant to Section 5 below.  The Stock payout, if any, related to the Company’s Total

Shareholder Return will be made on or before the March 15 immediately following the end of the Performance Period.  The Company anticipates that the Stock payout, if any, related to the Performance Metrics will be made on or about                      ,         , and in no event will such Stock payout be made later than December 31,         .

(b)                                 Retirement.  In the case of Employee’s Retirement (as defined herein) during the Performance Period, Employee shall be deemed to have been employed by the Company through the end of the Performance Period and Employee will receive the Stock and Dividend Equivalents, if any, to which Employee is entitled at the time specified in this Section; provided, however, in the event Employee is terminated for Cause regardless of Employee’s Retirement or eligibility for Retirement, Employee shall not be deemed to have been employed through the end of the Performance Period and will forfeit the right to receive any Stock hereunder.  For purposes of this Award Agreement, (i) “Retirement” means a termination of employment which constitutes an “Early Retirement” or a “Normal Retirement” under the Pinnacle West Capital Corporation Retirement Plan, and (ii) “Cause” means (A) embezzlement, theft, fraud, deceit and/or dishonesty by the Employee involving the property, business or affairs of the Company or any of its Subsidiaries, or (B) an act of moral turpitude which in the sole judgment of the Chief Executive Officer of the Company reflects adversely on the business or reputation of the Company or any of its Subsidiaries or negatively affects any of the Company’s or any of its Subsidiaries’ employees or customers.

(c)                                  Dividend Equivalents.  In satisfaction of the Dividend Equivalents Award made pursuant to Section 1, at the time of the Company’s delivery of Stock to Employee pursuant to Subsection 4(a) above, the Company also will deliver to Employee fully transferrable shares of stock equal in value to the amount of dividends, if any, that Employee would have received if Employee had directly owned the Stock to which the Performance Shares relate from the Date of Grant to the date of the Stock payout, plus interest on such amount at the rate of      percent compounded quarterly, as determined pursuant to the Plan.  The number of shares of Stock distributed to Employee will be determined by dividing the amount due by the Fair Market Value of one share of Stock as of the date of the Stock payout.  No fractional Stock shall be issued.  If the Stock payout results in a fractional share of one-half or greater, such fraction will be increased to provide for the issuance of a full share of Stock.

(d)                                 Impact on Pension.  The value of the shares of Stock distributed upon payment for the Performance Shares and Dividend Equivalents will be disregarded for purposes of calculating the amount of Employee’s benefit under any Company retirement plans.

5.                                      Performance Criteria and Adjustments.  Fifty percent (50%) of the Performance Shares awarded under this Award Agreement will be determined pursuant to Section 5(a) and fifty percent (50%) of the Performance Shares awarded under this Award Agreement will be determined pursuant to Section 5(b).  In no event will Employee be entitled to receive a number of Performance Shares pursuant to this Award Agreement greater than 2.0 times the Base Grant.

(a)                                 Adjustment of Base Grant for Total Shareholder Return.  Fifty percent (50%) of the Base Grant will increase or decrease based upon the Company’s “Total Shareholder Return” as compared to the Total Shareholder Return of the companies in the Growth Index during the Performance Period, as follows:

If the Company’s Total Shareholder Return Over The Performance Period As Compared to the Total Shareholder Return of the Companies in the Growth Index is:	The Number of Performance Shares will be:
90th Percentile or greater	1.0 X Base Grant
75th Percentile	.75 X Base Grant
50th Percentile	0.5 X Base Grant
25th Percentile	0.25 X Base Grant
Less than 25th Percentile	None

If intermediate percentiles are achieved, the number of Performance Shares awarded will be prorated (partial shares will be rounded down to the nearest whole share when applicable).  For example, if the Company’s Total Shareholder Return during the Performance Period places the Company’s performance in the 60th percentile, then the number of Performance Shares would be increased to 0.60 (0.5 X 60/50) multiplied by the Base Grant.  In no event will Employee be entitled to receive a number of Performance Shares pursuant to this Subsection 5(a) greater than 1.0 times the Base Grant.

(b)                                 Adjustment of Base Grant for Performance Metrics.  Fifty percent (50%) of the Base Grant will increase or decrease based upon the Company’s “Average Performance” with respect to the “Performance Metrics,” as follows:

If the Company’s Average Performance is:	The Number of Performance Shares will be:
90th Percentile or greater	1.0 X Base Grant
75th Percentile	.75 X Base Grant
50th Percentile	0.5 X Base Grant
25th Percentile	0.25 X Base Grant
Less than 25th Percentile	None

If intermediate percentiles are achieved, the number of Performance Shares awarded pursuant to this Subsection 5(b) will be prorated (partial shares will be rounded down to the nearest whole share when applicable).  For example, if the Company’s Average Performance during the Performance Period places the Company’s performance in the 60th percentile, then the number of Performance Shares would be increased to .60 (0.5 X 60/50) multiplied by the Base Grant.  In no event will Employee be entitled to receive a number of Performance Shares pursuant to this Subsection (b) greater than 1.0 times the Base Grant.

6.                                      Definitions.

(a)                                 Performance Metrics.  The “Performance Metrics” for the Performance Period are: (i) the JD Power Residential National Large Segment Survey for investor-owned utilities; (ii) the System Average Interruption Frequency Index (Major Events Excluded) (“SAIFI”); (iii) Arizona Public Service Company’s customer to employee improvement ratio; (iv) the OSHA rate (All Incident Injury Rate); (v) nuclear capacity factor; and (vi) coal capacity factor.

(1)                       With respect to the Performance Metric described in clause (i) of this Subsection 6(a), the JD Power Residential National Large Segment Survey will provide data on an annual basis reflecting the Company’s percentile ranking, relative to other participating companies.

(2)                       With respect to the Performance Metric described in clause (ii) of this Subsection 6(a), the Edison Electric Institute (“EEI”) will provide data on an annual basis regarding the SAIFI result of the participating companies; the Company will calculate its SAIFI result for the year in question and determine its percentile ranking based on the information provided by EEI.

(3)                       With respect to the Performance Metric described in clause (iii) of this Subsection 6(a), SNL, an independent third party data system, will provide data on an annual basis regarding the customer and employee counts; the Company will use its customer and employee counts for the year in question and determine its percentile ranking based on the information provided by SNL.  Only those companies whose customers and employees were included in the data provided by SNL in each of the years of the Performance Period will be considered.

(4)                       With respect to the Performance Metric described in clause (iv) of this Subsection 6(a), EEI will provide data on an annual basis regarding the OSHA rate of the participating companies; the Company will calculate its OSHA rate for the year in question and determine its percentile ranking based on the information provided by EEI.

(5)                       With respect to the Performance Metric described in clause (v) of this Subsection 6(a), SNL will provide data on an annual basis regarding the nuclear capacity factors of the participating nuclear plants; the Company will calculate its nuclear capacity factor for the year in question and determine its percentile ranking based on the information provided by SNL.  Only those plants that were included in the data provided by SNL in each of the years of the Performance Period will be considered.

(6)                       With respect to the Performance Metric described in clause (vi) of this Subsection 6(a), SNL will provide data on an annual basis regarding the coal capacity factors of the participating coal plants; the Company will calculate its coal capacity factor for the year in question and determine its percentile ranking based on the information provided by SNL.  Only those plants that were included in the data provided by SNL in each of the years of the Performance Period will be considered.

(7)        The Company’s percentile ranking during the Performance Period for each Performance Metric will be the average of the Company’s percentile ranking for each Performance Metric during each of the three years of the Performance Period (each, an “Average Performance Metric”); provided, however, that if the third year of a Performance Metric is not calculable by December 15 of the following year, the Performance Metric shall consist of the three most recent years for which such Performance Metric is calculable.  The Company’s “Average Performance,” for purposes of determining any Base Grant adjustments pursuant to Subsection 5(b) above will be the average of the Average Performance Metrics.  If only quartile, rather than percentile, rankings are available for a particular Performance Metric, the Average Performance Metric for any such Performance Metric shall be expressed as a percentile.  For example, if the Performance Metric was in the top quartile for two Performance Periods and in the lowest quartile in the other Performance Period, the average of these quartiles would be 3 (the average of 4, 4, and 1)  and the Average Performance Metric would be the 75th percentile (3 /4). The calculations in this Subsection 6(a)(7) will be verified by the Company’s internal auditors.

(8)                       If either EEI or SNL discontinues providing the data specified above, the Committee shall select a data source that, in the Committee’s judgment, will provide data most comparable to the data provided by EEI or SNL, as the case may be.  If the JD Power Residential National Large Segment Survey for investor-owned utilities (or a successor JD Power survey) is not available during each of the years of the Performance Period, the Performance Metric associated with the JD Power Residential Survey (Subsection 6(a)(1)) will be disregarded and not included in the Company’s Average Performance for purposes of determining any Base Grant adjustments pursuant to Subsection 5(b).

(b)                                 Total Shareholder Return.  “Total Shareholder Return” for the Performance Period is the measure of a company’s stock price appreciation plus any dividends paid during the Performance Period.  Only those companies that were included in the Growth Index in each of the years of the Performance Period will be considered.  Total Shareholder Return for the Company and the companies in the Growth Index will be determined using the Daily Comparative Return as calculated by Bloomberg (or other independent third party data system).  If the Growth Index is discontinued, the Committee shall select the most comparable index then in use for the sector comparison.  In addition, if the sector comparison is no longer representative of the Company’s industry or business, the Committee shall replace the Growth Index with the most representative index then in use.  Once the Total Shareholder Returns of the Company and all relevant companies in the Growth Index have been determined, the member companies will be ranked from greatest to least.  Percentiles will be calculated (interpolated from 0% to 100%) based on a company’s relative ranking.  Percentiles will be carried out to one (1) decimal place.  If the Company is not in the Growth Index, then its percentile will be interpolated between the companies listed in the relative ranking.  These calculations will be verified by the Company’s internal auditors.

7.                                      Termination of Award.  This Award Agreement will terminate and be of no further force or effect on the date that Employee is no longer employed by the Company or any of its Subsidiaries, whether due to voluntary or involuntary termination, death, retirement, disability, or otherwise, except as specifically set forth in Section 4.  Employee will, however, be entitled to receive any Stock and Dividend Equivalents payable under Section 4 of this Award Agreement if Employee’s employment terminates after the end of the Performance Period but before Employee’s receipt of such Stock and Dividend Equivalents.

8.                                      Section 409A Compliance.  If the Company concludes, in the exercise of its discretion, that this Award is subject to Section 409A of the Code, the Plan and this Award Agreement shall be administered in compliance with Section 409A and each provision of this Award Agreement and the Plan shall be interpreted to comply with Section 409A.  If the Company concludes, in the exercise of its discretion, that this Award is not subject to Section 409A, but, instead, is eligible for the short-term deferral exception to the requirements of Section 409A, the Plan and this Award Agreement shall be administered to comply with the requirements of the short-term deferral exception to the requirements of Section 409A and each provision of this Award Agreement and the Plan shall be interpreted to comply with the requirements of such exception.  In either event, Employee does not have any right to make any election regarding the time or form of any payment due under this Award Agreement other than the tax withholding election described in Section 9.

9.                                      Tax Withholding.  Employee is responsible for any and all federal, state, and local income, payroll or other tax obligations or withholdings (collectively, the “Taxes”) arising out of this Award.  Employee shall pay any and all Taxes due in connection with a payout of Stock hereunder by check or by having the Company withhold shares of Stock from such payout.  Within 75 days after the Date of Grant, Employee must elect, on the election form attached hereto, how Employee will satisfy the tax obligations upon a payout.  In the absence of a timely election by Employee, Employee’s tax withholding obligation will be satisfied through the Company’s withholding of shares of Stock as set forth above.

10.                               Continued Employment.  Nothing in the Plan or this Award Agreement shall be interpreted to interfere with or limit in any way the right of the Company or its Subsidiaries to terminate Employee’s employment or services at any time.  In addition, nothing in the Plan or this Award Agreement shall be interpreted to confer upon Employee the right to continue in the employ or service of the Company or its Subsidiaries.

11.                              Confidentiality.  During and after Employee’s Termination of employment, for any reason, Employee agrees that Employee will not, directly or indirectly, in one or a series of transactions, disclose to any person, or use or otherwise exploit for Employee’s own benefit or for the benefit of anyone other than the Company or any of its Affiliates any Confidential Information (as hereinafter defined), whether prepared by Employee or not; provided, however, that during the term of

Employee’s employment, any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the Company and its Affiliates who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the business, and (ii) in good faith by Employee in connection with the performance of Employee’s job duties to persons who are authorized to receive such information by the Company or its Affiliates.  Employee shall have no obligation to keep confidential any Confidential Information, if and to the extent disclosure of any such information is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that it may seek an appropriate protective order.

Employee agrees that all Confidential Information of the Company and its Affiliates (whether now or hereafter existing) conceived, discovered or made by him during employment exclusively belongs to the Company or its Affiliates (and not to Employee). Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.  For purposes of this Section 11, the term “Confidential Information” shall mean and include any information disclosed to Employee any time during Employee’s employment with the Company or its Affiliates or thereafter which is not generally known to the public, including, but not limited to, information concerning the Company’s or its Affiliates’ assets and valuations, business plans, methods of operation, management, information systems, procedures, processes, practices, policies, plans, programs, personnel and/or reports or other information prepared by appraisers, consultants, advisors, bankers or attorneys.

12.                               Restrictive Covenants.

(a)                                 Non-Competition.  Employee agrees that for a period of 12 months following any Termination of Employment voluntarily by Employee (other than due to Disability), Employee shall not, without the prior written consent of the Company’s General Counsel, participate, whether as a consultant, employee, contractor, partner, owner (ownership of less than 5% of the outstanding stock of a publicly traded company will not be considered ownership under this provision), co-owner, or otherwise, with any business, corporation, group, entity or individual that is engaged in the business activity of supplying electric service in any area of Arizona for which the Company or its Affiliates is authorized to supply the same or similar service.

(b)                                 Employee Non-Solicitation.  Employee agrees that for a period of 12 months following Employee’s termination of employment for any reason, Employee will not encourage, induce, or otherwise solicit, or actively assist any other person or organization to encourage, induce or otherwise solicit, directly or indirectly, any employee of the Company or any of its Affiliates to terminate his or her employment with the Company or its Affiliates, or otherwise interfere with the advantageous business relationship of Pinnacle West and its Affiliates with their employees.

(c)                                  Remedies.  If Employee fails to comply with Sections 11, 12(a) or 12(b) in a material respect, the Company may (i) cause any of Employee’s unvested Performance Shares and related Dividend Equivalents to be cancelled and forfeited, (ii) refuse to deliver shares of Stock or cash in exchange for vested Performance Shares or Dividend Equivalents, and/or (iii) pursue any other rights and remedies the Company may have pursuant to this Award Agreement or the Plan at law or in equity including, specifically, injunctive relief.

13.                               Non-Transferability.  Neither this Award nor any rights under this Award Agreement may be assigned, transferred, or in any manner encumbered except as provided in the Plan.

14.                               Definitions:  Copy of Plan and Plan Prospectus.  To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan.  By signing this Award Agreement, Employee acknowledges receipt of a copy of the Plan and the related Plan Prospectus.

15.                               Amendment.  Except as provided below, any amendments to this Award Agreement must be made by a written agreement executed by the Company and Employee.  The Company may amend this Award Agreement unilaterally, without the consent of Employee, if the change (i) is required by law or regulation, (ii) does not adversely affect in any material way the rights of Employee, or (iii) is required to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the Code or to comply with the provisions of Section 409A of the Code and applicable regulations or other interpretive authority.  Additional rules relating to amendments to the Plan or any Award Agreement to assure compliance with Section 409A of the Code are set forth in Section 17.15 of the Plan.

16.                               [Performance-Based Award.  This Award is intended to be a Performance-Based Award, if Employee is considered to be a Covered Employee for the tax year of the Company for which the Company claims a related tax deduction.]

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed, as of the Date of Grant, by an authorized representative of the Company and this Award Agreement has been executed by Employee.

PINNACLE WEST CAPITAL CORPORATION

By:
Its:
Date:

EMPLOYEE

By:
Date:

Pinnacle West Capital Corporation

PERFORMANCE SHARE AWARD
ELECTION FORM

(applies to Award Agreement dated     /    /    )

INFORMATION ABOUT YOU

Last	First	Middle Initial	Employee ID#

TAX WITHHOLDING ELECTION

I hereby elect to satisfy any tax withholding obligation associated with my receipt of Stock pursuant to my Performance Share Award in the following form (place an “X” in the “Check” column or in the “Stock” column):

Check (I will write a check for my taxes that are due and deliver it to the Company within one (1) day of the release of the Stock) ☐	Stock (The Company should withhold shares of my Stock to cover my taxes) ☐
To the extent permitted by law, I hereby elect Federal tax withholding of percent (minimum may not be less than 25% and maximum may not exceed 35%)

PARTICIPANT NAME (PLEASE PRINT)

PARTICIPANT SIGNATURE	DATE

IMPORTANT NOTE:	Please complete and return this Election Form to Jennifer Mellegers at Mail Station 9996 by , .